UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$21,782,130	100%	$21,782,130	$2,496.23(1)

(1)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. $42,674.43 of the registration fees paid in respect of the securities covered by the registration statement of which the pricing supplement is a part remains unused. $2,496.23 of that amount is being offset against the registration fee for this offering and $40,178.20 remains available for future registration fees.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-178202

The notes are being issued by Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation) (“SEK”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-5 of this term sheet and beginning on page P-4 of product supplement ARN-4.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$21,782,130.00
Underwriting discount	$0.20	$435,642.60
Proceeds, before expenses, to SEK	$9.80	$21,346,487.40

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

January 4, 2012

2,178,213 Units

$10 principal amount per unit

Term Sheet No. 2

CUSIP No. 01019A443

Pricing Date:

January 4, 2012

Settlement Date:

January 13, 2012

Maturity Date:

February 22, 2013

SEK

Accelerated Return Notes® Linked to the Rogers International Commodity Index® – Excess Return

¡ Maturity of approximately 13 months

¡ 3-to-1 upside exposure to increases in the Index, subject to a capped return of 18.35%

¡ 1-to-1 downside exposure to decreases in the Index, with 100% of your investment at risk

¡ All payments at maturity subject to the credit risk of SEK

¡ No periodic interest payments

¡ Limited secondary market liquidity, with no exchange listing

Enhanced Return

Accelerated Return Notes® Linked to the Rogers International Commodity Index® – Excess Return due February 22, 2013

Summary

The Accelerated Return Notes® Linked to the Rogers International Commodity Index® – Excess Return due February 22, 2013 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. They will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of SEK. The notes provide you a leveraged return, subject to a cap, if the Ending Value (as determined below) of the Rogers International Commodity Index® – Excess Return (the “Index”) is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes.

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement ARN-4, dated November 28, 2011:

http://www.sec.gov/Archives/edgar/data/352960/000090342311000577/sec-424b3_1128.htm

▪	Prospectus and prospectus supplement, each dated November 28, 2011:

http://www.sec.gov/Archives/edgar/data/352960/000110465911066385/a11-30399_1f3asr.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ARN-4. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to SEK.

Terms of the Notes

Issuer:	Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation) (“SEK”)
Original Offering Price:	$10.00 per unit
Term:	Approximately 13 months
Market Measure:	The Rogers International Commodity Index® – Excess Return (Bloomberg symbol: “ROGRER”)
Starting Value:	2795.82
Ending Value:

The closing level of the Market Measure on the scheduled calculation day occurring shortly before the maturity date. The calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page P-13 of product supplement ARN-4.

Capped Value:	$11.835 per unit of the notes, which represents a return of 18.35% over the Original Offering Price
Calculation Day:	February 14, 2013.
Participation Rate:	300%
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”)
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-13.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the Rogers International Commodity Index® – Excess Return due February 22, 2013

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk loss of principal and return if at maturity the Index has decreased from the Starting Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪	You are willing to forego the rights and benefits of owning the commodities or futures contracts included in, or tracked by, the Index.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, and the fees charged on the notes, as described on TS-2.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Index will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek principal protection or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive the rights and benefits of owning the commodities or futures contracts included in, or tracked by, the Index.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Hypothetical Payout Profile

This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $11.835. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the components of the Index.

This graph has been prepared for purposes of illustration only.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the Rogers International Commodity Index® – Excess Return due February 22, 2013

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value and the term of your investment.

The following table is based on a Starting Value of 100, the Participation Rate of 300% and the Capped Value of $11.835 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$5.000		-50.000%
60.00		-40.00%	$6.000		-40.000%
70.00		-30.00%	$7.000		-30.000%
80.00		-20.00%	$8.000		-20.000%
90.00		-10.00%	$9.000		-10.000%
92.00		-8.00%	$9.200		-8.000%
94.00		-6.00%	$9.400		-6.000%
96.00		-4.00%	$9.600		-4.000%
98.00		-2.00%	$9.800		-2.000%
100.00	(1)	0.00%	$10.000		0.000%
102.00		2.00%	$10.600		6.000%
104.00		4.00%	$11.200		12.000%
106.00		6.00%	$11.800		18.000%
108.00		8.00%	$11.835	(2)	18.350%
110.00		10.00%	$11.835		18.350%
118.00		18.00%	$11.835		18.350%
120.00		20.00%	$11.835		18.350%
130.00		30.00%	$11.835		18.350%
140.00		40.00%	$11.835		18.350%
150.00		50.00%	$11.835		18.350%

(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent the actual Starting Value of 2795.82 for the Market Measure.

(2)	The Redemption Amount per unit cannot exceed the Capped Value.

For recent actual levels of the Market Measure, see “The Index” section below. In addition, all payments on the notes are subject to issuer credit risk.

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80, or 80% of the Starting Value:

Starting Value:	100
Ending Value:	80

$10 ×	(80)	= $8.00 Redemption Amount per unit
100

Example 2

The Ending Value is 103, or 103% of the Starting Value:

Starting Value:	100
Ending Value:	103

$10 +	[	$10 × 300% ×	(103 – 100)	]	= $10.90 Redemption Amount per unit
100

Example 3

The Ending Value is 130, or 130% of the Starting Value:

Starting Value:	100
Ending Value:	130

$10 +	[	$10 × 300% ×	(130 – 100)	]	= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.835 per unit
100

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the Rogers International Commodity Index® – Excess Return due February 22, 2013

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” section beginning on page P-4 of product supplement ARN-4, as well as the explanation of certain risks related to SEK contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, which was filed with the SEC on March 28, 2011 and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Index measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield you could earn by owning a conventional debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our credit worthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the components of the Index.

▪

The price at which you may sell the notes in any secondary market may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing of the notes, as described on page TS-13 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪

The business, hedging and trading activities of MLPF&S and its affiliates (including trades in components included in the Index) and any hedging and trading activities that MLPF&S or its affiliates engage in for their clients’ accounts may affect the market value and return of the notes and may create conflicts of interest with you.

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪	Ownership of the notes will not entitle you to any rights with respect to the commodities or futures contracts included in, or tracked by, the Index.

▪	Your notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪	This Index includes futures contracts traded on foreign exchanges that may be less regulated than US markets.

▪	Suspensions or disruptions of market trading in the commodities or futures contracts included in, or tracked by, the Index and related futures markets may adversely affect the value of the notes.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Material Summary Tax Consequences” below and “Material U.S. Federal Income Taxation Considerations” beginning on page P-18 of product supplement ARN-4.

In addition to these risk factors, it is important to bear in mind that the notes are senior debt securities of SEK and are not guaranteed or insured by the FDIC or secured by collateral, nor are they obligations of, or guaranteed by, the Kingdom of Sweden. The notes will rank equally with all of SEK’s unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of SEK.

Additional Risk Factors

The Index tracks commodity futures contracts and does not track the spot prices of the Index Commodities (as defined below)

The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.

The notes are linked to the Index and not to the spot prices of the Index Commodities and an investment in the notes is not the same as buying and holding the Index Commodities. While price movements in the Index Components (as defined below) may correlate with changes in the underlying physical commodities’ spot prices, the correlation will not be perfect and price movements in the spot market for the Index Commodities may not be reflected in the futures market (and vice versa). Accordingly, an increase in the spot prices of the

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the Rogers International Commodity Index® – Excess Return due February 22, 2013

Index Commodities may not result in an increase in the prices of the Index Components or the level of the Index. The Index Component prices and the level of the Index may decrease while the spot prices of the Index Commodities remain stable or increase, or do not decrease to the same extent.

Higher future prices of the Index Commodities relative to their current prices may decrease the Redemption Amount

As the exchange-traded futures contracts that comprise the Index approach the month before expiration, they are replaced by contracts that have a later expiration. This process is referred to as “rolling”. Specifically, during the specified “roll period” each month, the level of the Index is calculated as if the near-dated futures contracts are sold and the proceeds from those sales are used to purchase longer-dated futures contracts. Differences in the prices between the contracts that are sold and the new contracts for more distant delivery that are purchased are called “roll yield”. See “The Index — The Rogers International Commodity Index® — Index Weights”.

If the expiring futures contract included in the Index is “rolled” into a less expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “backwardation”. In this case, the effect of the roll yield on the level of the Index will be positive because it costs less to replace the expiring futures contract. However, if the expiring futures contract included in the Index is “rolled” into a more expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “contango”. In this case, the effect of the roll yield on the level of the Index will be negative because it will cost more to replace the expiring futures contract. There is no indication that the markets for the Index Components will consistently be in backwardation or that there will be a positive roll yield that increases the level of the Index. If all other factors remain constant, the presence of contango in the market for an Index Component could result in negative roll yield, which could decrease the level of the Index and the value of the notes.

The notes include the risk of concentrated positions in one or more commodity sectors

The exchange-traded physical commodities underlying the futures contracts included in the Index from time to time are heavily concentrated in a limited number of sectors, particularly energy and agriculture. An investment in the notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors. For example, of the initial weights of the Index as announced by Beeland Interests, Inc., approximately 44.00% of the component commodities of the Index are energy-oriented, including 21.00% in crude oil contracts. Accordingly, a decline in value in such raw materials would adversely affect the performance of the Index. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of crude oil. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices. Absent amendment of the Index to lessen or eliminate the concentration of existing energy contracts in the Index or to broaden the Index to account for such developments, the level of the Index and hence the value of the notes could decline.

The composition of the Index is controlled by James B. Rogers, Jr. (Rogers) and changes may affect the value of the notes and the amount you receive on the maturity date

The Index is overseen and managed by a committee (the RICI® Committee). Rogers chairs the RICI® Committee and controls its decisions. Rogers, through the RICI® Committee, has a significant degree of discretion regarding the composition and management of the Index, including additions, deletions and the weights of the Index Commodities or exchange-traded futures contracts on the Index Commodities. Any of these factors could affect the Index and, therefore, could affect the amount payable on the notes on the maturity date and the market value of the notes prior to maturity. Rogers and the RICI® Committee do not have any obligation to take the needs of any parties to transactions involving the Index, including the holders of the notes, into consideration when reweighting or making any other changes to the Index.

The notes are linked to the Rogers International Commodity Index® — Excess ReturnSM, not the Rogers International Commodity Index® — Total ReturnSM

The notes are linked to the Rogers International Commodity Index® — Excess ReturnSM and not the Rogers International Commodity Index® — Total ReturnSM. The Rogers International Commodity Index® — Excess ReturnSM reflects returns that are potentially available through an unleveraged investment in the Index Components and the Index Commodities. By comparison, the Rogers International Commodity Index® — Total ReturnSM is a total return index which, in addition to reflecting the same returns of the Rogers International Commodity Index® — Excess ReturnSM, also reflects interest that could be earned on cash collateral invested in three-month U.S. Treasury bills. Because the notes are linked to the Rogers International Commodity Index® — Excess ReturnSM and not the Rogers International Commodity Index® — Total ReturnSM, the return from an investment in the notes will not reflect this total return feature.

Trading and other transactions by Rogers in the futures contracts comprising the Index and the underlying commodities may affect the level of the Index

Rogers, individually or through an entity controlled by Rogers, might now or in the future actively trade commodities and/or futures contracts on physical commodities, including underlying commodities and/or futures contracts on physical commodities included in the Index, and over-the-counter contracts having values which derive from or are related to such commodities. -. With respect to any such activities, neither Rogers nor any of the entities controlled by Rogers has any obligation to take the needs of any buyers, sellers or holders of the notes into consideration at any time. It is possible that such trading and hedging activities, by any of these parties, will affect the level of the Index and therefore the market value of the notes.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the Rogers International Commodity Index® – Excess Return due February 22, 2013

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth on page P-13 of product supplement ARN-4:

A “Market Measure Business Day” means a day on which the Market Measure or any successor thereto is calculated and published.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the Rogers International Commodity Index® – Excess Return due February 22, 2013

The Index

The Rogers International Commodity Index®

All disclosures contained in this document regarding the Rogers International Commodity Index® (“RICI” ®) including its make-up, method of calculation and how components may be changed, are derived from information prepared by Beeland Interests, Inc. (“Beeland”, the “Index Sponsor”). The issuer and MLPF&S have not independently verified such information, and neither the issuer, MLPF&S, Beeland nor Beeland’s affiliates or agents makes any representation as to the accuracy or completeness of such information. Neither the issuer, MLPF&S, Beeland nor Beeland’s affiliates or agents accepts any responsibility for the calculation, maintenance or publication of the RICI® Indices (as defined below) or any successor indices. “Jim Rogers”, “James Beeland Rogers Jr.”, “Rogers”, “Rogers International Commodity Index® — Excess ReturnSM”, “RICI® — Excess ReturnSM”, “Rogers International Commodity Index® — Total ReturnSM” and “RICI® — Total ReturnSM” are trademarks and service marks of, and “Rogers International Commodity Index” and “RICI” are registered trademarks and service marks of, Beeland, Inc, (“Beeland”), which is owned and controlled by James Beeland Rogers, Jr., and are used subject to license. The personal names and likeness of Jim Rogers/James Beeland Rogers, Jr. are owned and licensed by James Beeland Rogers, Jr. The RICI® may be calculated as either a total return index or an excess return index and the issuer refer herein to such indices collectively as the “RICI® Indices.”

Overview

The RICI® Indices are composite, U.S. dollar-based, indices created by Rogers in the late 1990’s. Rogers and Beeland are not affiliated with the issuer or MLPF&S. None of the issuer, the calculation agent, nor MLPF&S are affiliated with Rogers or Beeland, or participate in designing the RICI® Indices. Merrill Lynch Commodities International, an affiliate of MLPF&S, is a representative on the RICI® Committee. The level of each of the RICI® Indices is calculated by CQG, Inc. in its capacity as the Official Global calculation agent of the RICI® Indices. The Index represents the value of a basket of commodities consumed in the global economy (the “Index Commodities”). The value of each component is based on closing prices of the corresponding futures contracts, each of which is valued as part of a fixed-weight portfolio (the “Index Components”). Below is a list of the futures contracts included in the RICI® Indices (the “Index Components”), together with their respective symbols, exchanges, currencies and Initial Weights (as defined below):

Contract	Symbol	Exchange	Currency	Initial Weight[1]
Crude Oil	CL	NYMEX	USD	21.00%
Brent	BRN	ICE[2] EU	USD	14.00%
Corn	C	CBOT	USD	4.75%
Wheat	W	CBOT	USD	4.75%
Cotton	CT	ICEUS	USD	4.20%
Aluminum	AH	LME[3]	USD	4.00%
Copper	CA	LME	USD	4.00%
Soybeans	S	CBOT	USD	3.35%
Gold	GC	COMEX	USD	3.00%
Natural Gas	NG	NYMEX	USD	3.00%
RBOB Gasoline	RB	NYMEX	USD	3.00%
Coffee	KC	ICE US	USD	2.00%
Lead	PB	LME	USD	2.00%
Live Cattle	LC	CME	USD	2.00%
Silver	SI	COMEX	USD	2.00%
Soybean Oil	BO	CBOT	USD	2.00%
Sugar	SB	ICE US	USD	2.00%
Zinc	ZS	LME	USD	2.00%

[1]	The weights shown above in the column marked “Initial Weight” are the weights of each RICI® Index Component as of the January 2011 roll period.

[2]

ICE Futures through its affiliate ICE Data LLP provides the pricing data for the ICE components of the RICI® and such data is used subject to license by ICE Futures and ICE Data LLP; but for such license, Beeland would not have the right to use such pricing data in providing the Index Values through its Official Global calculation agent, CQG, Inc. The ICE pricing data is provided “as is” and without representation or warranty.

[3]

The London Metal Exchange Limited provides the pricing data for the LME components of the RICI®. All references to the LME pricing data are used with the permission of the LME and LME has no involvement with and accepts no responsibility for any RICI® product or any part of the RICI®, Rogers International Commodity Index® — Metals, Rogers International Commodity Index® — Industrial Metals, their suitability as the basis for an investment, or their future performance.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the Rogers International Commodity Index® – Excess Return due February 22, 2013

Heating Oil	HO	NYMEX	USD	1.80%
Platinum	PL	NYMEX	USD	1.80%
Gas Oil	GAS	ICE EU	USD	1.20%
Cocoa	CC	ICE US	USD	1.00%
Lean Hogs	LH	CME	USD	1.00%
Lumber	LB	CME	USD	1.00%
Milling Wheat	EBM	NYSE Liffe	EUR	1.00%
Nickel	NI	LME	USD	1.00%
Rubber	81	TOCOM	JPY	1.00%
Tin	SN	LME	USD	1.00%
Wheat	KW	KCBT[4]	USD	1.00%
Canola	RS	ICE CA	CAD	0.75%
Rice	RR	CBOT	USD	0.75%
Soybean Meal	SM	CBOT	USD	0.75%
Orange Juice	OJ	ICE US	USD	0.60%
Oats	O	CBOT	USD	0.50%
Palladium	PA	NYMEX	USD	0.30%
Rapeseed	ECO	NYSE Liffe	EUR	0.25%
Azuki Beans	101	TGE	JPY	0.15%
Greasy Wool	GW	SFE	AUS	0.10%

The RICI® Committee

The RICI® Indices are maintained and reviewed by the members of the Rogers International Commodity Index® Committee (the “RICI® Committee”). For the sake of transparency, consistency, and stability, composition changes are rare, and generally occur only after significant shifts in the world economy or markets. When such an event necessitates that one component be modified, the entire index is reviewed. The RICI® Committee members monitor the RICI® Indices daily in case of needed changes. The RICI® Committee bases its selection on world consumption patterns and liquidity.

Index Composition

The Process

The contracts chosen for the basket of commodities that are included in the RICI® Indices are required to fulfill the various conditions described below. Generally, the selection and weights of the items in the RICI® Indices are reviewed annually by the RICI® Committee, and weights for the next year are assigned every December. The composition of the RICI® Indices are modified only in rare occasions, in order to maintain investability and stability, and the composition of the RICI® Indices generally will not be changed unless severe circumstances in fact occur. Such “severe circumstances” may include (but are not restricted to):

▪	continuous adverse trading conditions for a single contract (e.g., trading volume collapses); or

▪	critical changes in the global consumption pattern (e.g., scientific breakthroughs that fundamentally alter consumption of a commodity).

To date, there have been few changes in the composition of the RICI® Indices in the history of the RICI® Indices.

Exchanges and Non-Traded Items

All commodities included in the RICI® Indices must be publicly traded on recognized exchanges in order to ensure ease of tracking and verification. The 13 international exchanges currently recognized by the RICI® Committee are:

1. Chicago Mercantile Exchange (USA)

[4]

The Board of Trade of Kansas City, Missouri, Inc. (KCBT) is neither an issuer, manager, operator nor guarantor of products based on the RICI® or any sub-index thereof, or a partner, affiliate or joint venture of any of the foregoing. KCBT has not approved such products or their terms. KCBT may from time to time change its rules or bylaws, including those relating to the specifications of futures contracts on which the value of the RICI® or any sub-index thereof and/or such products are derived and the manner in which KCBT settlement prices are determined or disseminated. KCBT may from time to time take emergency action under its rules which could affect KCBT settlement prices. KCBT is not responsible for any calculations involving the RICI® or any sub-index thereof or such products.

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the Rogers International Commodity Index® – Excess Return due February 22, 2013

2. Chicago Board of Trade (USA)

3. ICE Futures US (USA)

4. NYMEX (USA)

5. ICE Futures Canada (Canada)

6. ICE Futures Europe (UK)

7. London Metal Exchange (UK)

8. Sydney Futures Exchange (Australia)

9. COMEX (USA)

10. The Tokyo Commodity Exchange (Japan)

11. Tokyo Grain Exchange (Japan)

12. NYSE Liffe (EU – Paris market)

13. Kansas City Board of Trade (USA)

General Contract Eligibility

A commodity may be considered suitable for inclusion in the RICI® Indices if it plays a significant role in worldwide (developed and developing economies) consumption. “Worldwide consumption” is measured via tracking international import and export patterns, and domestic consumption environments of the world’s prime commodity consumers. Only raw materials that reflect the current state of international trade and commerce are eligible to be included in the RICI® Indices. Commodities that are merely linked to national consumption patterns will not be considered. The RICI® Indices are not related to any commodities production data.

Process

Data of private and governmental providers concerning the world’s most consumed commodities is actively monitored and analyzed by the members of the RICI® Committee throughout the year. In order to obtain the most accurate picture of international commodities consumption, a wide range of sources on commodities demand and supply is consulted. The findings of this research are then condensed into the different commodities contracts weights included in the RICI® Indices. Sources of data as to global commodity consumption include:

▪	Industrial Commodity Statistics Yearbook, United Nations (New York)

▪	Commodity Trade Statistics Database, United Nations Statistics Division (New York)

▪	Copper Bulletin Yearbook, International Copper Study Group (Lisbon)

▪	Foreign Agricultural Service’s Production, Supply and Distribution Database, U.S. Department of Agriculture (Washington, DC)

▪	Manufactured Fiber Review, Fiber Economics Bureau, Inc. (Arlington, VA)

▪	Monthly Bulletin, International Lead and Zinc Study Group (London)

▪	Quarterly Bulletin of Cocoa Statistics, International Cocoa Organization (London)

▪	Rubber Statistical Bulletin, International Rubber Study Group (London)

▪	Statistical Bulletin Volumes, Arab Gulf Cooperation Council (GCC) (Saudi Arabia)

▪	Sugar Yearbook, International Sugar Organization (ISO) (London)

▪	World Agriculture Assessments of Intergovernmental Groups, Food & Agriculture Organization of the United Nations (Rome)

▪	World Commodity Forecasts, Economist Intelligence Unit (London)

▪	World Cotton Statistics, International Cotton Advisory Committee (Washington, DC)

▪	World Metals Statistics, World Bureau of Metal Statistics (London)

Contract Characteristics

In order to determine whether a specific commodity contract is actually investable, the RICI® Committee screens the volume and liquidity data of international exchanges, published on a regular basis by the American Futures Industry Association (Washington D.C., United States). Additionally individual exchange data on contracts may also be included in the process. If a commodity contract trades on more than one exchange, the most liquid contract globally, in terms of volume and open interest combined, is then selected for inclusion in the RICI® Indices, taking legal considerations into account. Beyond liquidity, the RICI® Committee seeks to include the contract representing the highest quality grade of a specific commodity.

Index Weights

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Initial Weights

The initial weights of the futures contracts in the RICI® Indices are effective as of the January 2011 roll period and are set forth in the chart above (the “RICI® Initial Weights”).

Changes in Weights and/or Index Composition

As noted, the RICI® Committee reviews the selection and weights of the futures contracts in the RICI® Indices annually. Thus, weights are potentially reassigned during each month of December for the following year, if the RICI® Committee so determines in its sole discretion that it is necessary.

Monthly Rolling of Contracts

All of the futures contracts used to calculate the RICI® Indices are rolled pursuant to rules set forth in The RICI® Handbook: The Guide to the Rogers International Commodity Index®. The RICI® Indices usually roll over three days and the “roll period” usually starts on the day prior to the last RICI® Business Day (as defined below) of the month and ends on the first RICI® Business Day of the following month. On the last day of the roll period, the roll is completed unless the roll period is extended for a RICI® Indices component as a result of a RICI® Market Disruption Event (as defined below). Generally, if the next calendar month of a futures contract includes a first notice day, a delivery day or historical evidence that liquidity migrates to a next contract month during this period, then the next contract month is intended to be applied to calculate each of the RICI® Indices, taking legal constraints into account. For example, at the end of November, the January Crude Oil contract is replaced by the February Crude Oil contract.

RICI® Market Disruption Events

A “RICI® Market Disruption Event” will be deemed to have occurred on any day upon which the trading of a contract involved in the Index calculation is disrupted or the fair determination of its price is interfered with subject to the following:

a. The settlement price for the contract –as determined by the exchange -is at the limit of its permissible trading range.

b. No settlement price for that contract is determined by midnight on the day of trading in the time zone in which the exchange is located.

c. The exchange upon which the contract trades closes trading in that contract at a time prior to the published closing time, unless the altered closing time was brought to public attention by the closing time on the trading day prior to the day in question.

d. The settlement closing price published by the exchange is not deemed, in the opinion of the RICI® Committee, to properly reflect the fair price of that contract as determined by its free and fair trading on that exchange.

e. A local holiday or an exceptional exchange closure day is deemed a RICI® Market Disruption Event.

If a RICI® Market Disruption Event occurs during the roll or rebalancing period for one or more commodities, the specific contracts involved are neither rolled nor rebalanced on that day. For those contracts, the Roll Weights and the Monthly Contract Weights (“MCWs”) remain identical to the values they had on the RICI® Business Day immediately preceding the RICI® Market Disruption Event. However, conversion of non-USD prices will use the current RICI® Business Day’s applicable exchange rate. The roll period and the rebalancing period will be extended for this or these particular commodities only until the next available business day upon which no RICI® Market Disruption Event occurs for that or those commodities. On such day, the roll will accelerate to the ratios that would be used on that date if there were no RICI® Market Disruption Event in the prior business day. Outside of the roll and rebalancing period the Index is calculated using the last trading price available on the exchange. In particular the calculation of the MCWs will, in the normal course of events, take place using the last price available regardless of whether a RICI® Market Disruption Event has occurred. However, under extreme conditions the RICI® Committee reserves the right to adjust any prices used in the Index calculation. This may occur if the settlement price is deemed to materially differ from the fair price for that commodity determined by trading on that day and that use of the official settlement price would not be in the interest of Index investors. In this case an alternative settlement price or prices may be determined and used for the Index calculation until fair trading is resumed and the exchange quoted settlement price can again be relied upon. In this case the prices used in the calculation of the Index and the calculation of MCWs will be published along with the mechanism for their determination. Should any exchange amend the settlement price for a contract involved in the Index calculation and do so in a timely manner the RICI® Committee may, if deemed appropriate, reflect this change by adjusting the published level of the Index.

A “RICI® Business Day” is a day on which all United States based exchanges that list futures contracts included in the Index are open for business (including half-day opening).

Rebalancing of the Index Components

The RICI® Indices are rebalanced monthly during each roll period using the RICI® Initial Weights.

Data Source

Each of the RICI® Indices calculations is based on the official commodity exchanges’ prices of the futures contracts used.

Exceptional Occurrences

If, for any reason, one of the components included in the RICI® Indices ceases to exist or its liquidity collapses to unacceptable levels, or any other similar event occurs with similar consequences, as determined at the discretion of the RICI® Committee, the RICI®

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Committee will call an exceptional meeting to assess the situation and decide on a replacement for this component or on a change in the weight. As an example of an exceptional occurrence, following the fall of the Malaysian ringgit in 1998, the liquidity of the Palm Oil futures contract on the Kuala Lumpur Commodity Exchange collapsed to a point where it became impossible to trade it. In that case, the Palm Oil futures contract was replaced by the Soybean Oil contract that trades on the Chicago Board of Trade, United States.

Reference Rates

The foreign exchange rates used to convert the value of the futures contracts denominated in its original currency into U.S. dollars are determined according to market standards and practices and is adjusted by a “CRY Factor”. The “CRY Factor” is the adjusting factor used in the foreign currency conversion and is either +1 or -1 depending on the currency.

If applicable, the daily reference rate used to calculate the RICI® Indices is a function of the available reference rate, which is the 91-Day U.S. Treasury Bill (3 months) auction rate, designated as “High Rate” as published in the “Treasury Security Auction Results” report, published by the Bureau of Public Debt and available on Bloomberg USB3MTA Index <GO> or Reuters USAUCTION9. The rate is generally published once per week on Monday and effective on the RICI® Business Day immediately following.

Changes to LME Contracts

The RICI® Committee replaced the 3 Month Forward LME contract with the appropriate 3rd Wednesday contract and defined a new roll matrix for each LME contract included in the Index. For the new contracts, the real time calculation uses the last official price of the 3rd Wednesday contract adjusted by the real time change of the corresponding 3 month forward contract. This change was implemented during the January 2008 roll period.

The following graph shows the monthly historical performance of the Index in the period from October 2006 through December 2011. We obtained this historical data from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information from Bloomberg L.P. On the pricing date, the closing level of the Index was 2795.82.

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index.

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License Agreement

Beeland Interests, Inc. and Merrill Lynch & Co., Inc. have entered into a non-exclusive license agreement pursuant to which the issuer, in exchange for a fee, uses indices owned by Beeland Interests, Inc. in connection with the Notes, and SEK is an authorized sublicensee of Merrill Lynch & Co., Inc.

Beeland Interests, Inc. is under no obligation to continue the RICI® Indices. -. No inference should be drawn from the information contained in this document that Beeland Interests, Inc. makes any representation or warranty, implied or express, to the issuer, the holders of the Notes or any other person or entity regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Notes to track general commodity market performance. Beeland Interests, Inc. has no obligation to take the needs of the issuer or the holders of the Notes or any other person or entity into consideration in determining or composing any of the RICI® Indices. Beeland Interests, Inc. is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be settled in cash. Beeland Interests, Inc. has no obligation or liability in connection with the administration or marketing of the Notes. Accelerated Return Notes® Linked to the Rogers International Commodity Index® — Excess ReturnSM are not sponsored, endorsed, sold or promoted by Beeland Interests, Inc. or James Beeland Rogers, Jr. Neither Beeland Interests, Inc. nor James Beeland Rogers, Jr. makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this document, or the advisability of investing in securities or commodities generally, or in any Accelerated Return Notes® Linked to the Rogers International Commodity Index® — Excess ReturnSM or in futures particularly.

BEELAND INTERESTS, INC. DOES NOT, NOR DOES ANY OF ITS AFFILIATES OR AGENTS, GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS INTERNATIONAL COMMODITY INDEX® (RICI®), ANY SUB-INDEX THEREOF OR ANY DATA INCLUDED THEREIN. SUCH PERSON SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE ACCELERATED RETURN NOTES® LINKED TO THE ROGERS INTERNATIONAL COMMODITY INDEX® — EXCESS RETURNSM, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI®, ANY SUB-INDEX THEREOF, ANY DATA INCLUDED THEREIN OR THE ACCELERATED RETURN NOTES® LINKED TO THE ROGERS INTERNATIONAL COMMODITY INDEX® — EXCESS RETURNSM. NEITHER BEELAND INTERESTS, INC. NOR ANY OF ITS AFFILIATES OR AGENTS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RICI®, ANY SUB-INDEX THEREOF AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND INTERESTS, INC. OR ANY OF ITS AFFILIATES OR AGENTS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with the initial offering of the notes. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding the issuer or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S and Other Provisions

MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. For further information regarding these charges, our trading and hedging activities

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and conflicts of interest, see “Risk Factors – General” beginning on page P-4 of product supplement ARN-4 and “Use of Proceeds and Hedging” on page P-21 of product supplement ARN-4.

Validity of the Notes

In the opinion of Cleary Gottlieb Steen & Hamilton LLP, when the notes offered by this term sheet have been executed and issued by SEK and authenticated by the Trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be legal, valid and binding obligations of SEK, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this term sheet and is limited to matters governed by the federal laws of the United States of America and the laws of the State of New York. With respect to matters governed by the law of Sweden, including the valid existence of SEK, its corporate power to issue the notes and its due authorization of all necessary action in connection with such issuance and its performance of related obligations including execution and delivery, we have relied on the opinion dated November 28, 2011 of Advokatfirma Vinge KB, Swedish counsel to SEK, which has been filed as exhibit number 5(a) to SEK’s Registration Statement on Form F-3 dated November 28, 2011. In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of documents and our reliance on SEK and other sources as to certain factual matters, as stated in the opinion dated November 28, 2011, which has been filed as exhibit number 5(b) to SEK’s Registration Statement on Form F-3 dated November 28, 2011. This opinion is also subject to the discussion, as stated in such letter, of the enforcement of notes denominated in a currency other than U.S. dollars. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

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Material Summary Tax Consequences

You should read carefully the discussion under the section entitled “Material U.S. Federal Income Taxation Considerations” beginning on page P-18 of product supplement ARN-4.

An investment in the notes includes the following U.S. federal income tax consequences:

▪

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Index.

▪

Under this characterization and tax treatment of the notes, a U.S. Holder (as defined in product supplement ARN-4) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity, and will not be required to recognize current income prior to maturity or prior to such sale or exchange. Capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪

There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes. Accordingly, no assurance can be given that the IRS or any court will agree with this characterization and tax treatment. Under alternative characterizations of the notes, it is possible, for example, that the notes could be treated as contingent payment debt instruments, or as including a debt instrument and a forward contract or two or more options. In addition, proposed changes in law or administrative guidance (including changes with respect to the taxation of derivatives contracts and commodities positions) could materially affect the tax treatment of the notes. As a result, the timing and character of income on the notes could differ materially from the above description. For example, it is possible that a holder of the notes could be required to accrue income over the term of the notes and/or recognize ordinary gain or loss upon maturity of the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

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